EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Micromuse Inc.:

We consent to the incorporation herein by reference of our report dated May 10, 2004, relating to the consolidated balance sheets of Micromuse Inc. and its subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2003, and related schedule, which report appears in the September 30, 2003 annual report on Form 10-K of Micromuse Inc.

Our report contains an explanatory paragraph indicating that the consolidated balance sheet as of September 30, 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended September 30, 2002 and 2001 have been restated. Additionally, the related financial statement schedule listed in Item 15 of the Form 10-K has been restated.

Our report also refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective October 1, 2002.

/s/ KPMG LLP

San Francisco, California

May 25, 2004